Exhibit 99.1

Company Contact:
Opexa Therapeutics, Inc.
Lynne Hohlfeld
(281) 719-3421
(lhohlfeld@opexatherapeutics.com)

OPEXA THERAPEUTICS ANNOUNCES THE PRICING OF PUBLIC OFFERING OF SHARES OF COMMON STOCK AND SERIES E WARRANTS

THE WOODLANDS, Texas (February 13, 2008) – Opexa Therapeutics, Inc. (NASDAQ: OPXA) today announced that it has priced a public offering of 3,500,000 shares of common stock at a price to the public of $2.00 per share and 3,500,000 Series E warrants to purchase shares of common stock exercisable at $2.00 per share at a price of $0.15 per warrant. The Company has granted a 30-day option to the underwriters to purchase up to an additional 15% of the offering to cover over-allotments. The Company expects to receive approximately $7.5 million (approximately $8.7 million if the underwriter’s over-allotment option is exercised in full) in gross proceeds from the offering, which is subject to closing conditions.

MDB Capital Group LLC acted as sole managing underwriter for this offering.  GunnAllen Financial, Inc. was a co-underwriter in the offering.

These shares were issued pursuant to an effective registration statement. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of common stock was made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus may be obtained from: MDB Capital Group LLC, Attn: Prospectus Delivery Department, 401 Wilshire Boulevard, Suite 1020, Santa Monica, CA 90401 Telephone: (310) 526-5000. A prospectus supplement relating to the offering has been filed with the SEC, and is available along with the base prospectus filed with the SEC in connection with the registration, on the SEC's website at http://www.sec.gov/.

About Opexa Therapeutics
Opexa Therapeutics develops and commercializes cell therapies to treat autoimmune diseases such as multiple sclerosis (MS), rheumatoid arthritis, and diabetes.  The Company is focused on autologous cellular therapy applications of its proprietary T-cell and stem cell therapies. The Company’s lead product, Tovaxin®, a T-cell therapy for MS is in Phase IIb trials. The Company holds the exclusive worldwide license for adult multipotent stem cells derived from mononuclear cells of peripheral blood.  The technology allows large quantities of monocyte derived stem cells to be produced efficiently for use in autologous therapy, thus circumventing the threat of rejection.  The Company is in preclinical development for diabetes mellitus.

Safe Harbor Statement
This press release contains "forward-looking statements," including statements about Opexa Therapeutics' growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Opexa Therapeutics' ability to obtain additional funding, develop its stem cell technologies, achieve its operational objectives, and obtain patent protection for its discoveries, that may cause Opexa Therapeutics' actual results to be materially different from any future results expressed or implied by such forward-looking statements. Opexa Therapeutics undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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